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                                                                   Exhibit 10.16

                              EMPLOYMENT AGREEMENT


                  This Employment Agreement (this "Agreement"), dated as of December 16, 1999, is made and entered into by and between Aviall, Inc., a Delaware corporation (the "Company") and Paul E. Fulchino (the "Executive").

                  WHEREAS, the Company desires to obtain the Executive's management and executive services by engaging the Executive as its President and Chief Executive Officer and by the Executive serving as a director of the Company;

                  WHEREAS, in order to induce the Executive to serve in such positions, the Company desires to provide the Executive with compensation and other benefits on the terms and conditions set forth in this Agreement; and

                  WHEREAS, the Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth;

                  NOW THEREFORE, in consideration of the promises and of the mutual covenants herein contained, it is agreed as follows:

         1. Employment, Positions and Duties.


                  1.1 The Company hereby agrees to employ the Executive and the Executive hereby agrees to undertake employment with the Company upon the terms and conditions herein set forth.

                  1.2 Effective as of January 1, 2000, and thereafter during the Term (as hereafter defined), the Executive will serve in the positions of President and Chief Executive Officer of the Company. As promptly as practicable following the Start Date (as hereinafter defined), the Executive will be appointed to fill an open position as a member of the Board of Directors of the Company (the "Board") and appointed to serve as Chairman of the Board. Throughout the Term, the Company will use its best efforts to cause the Executive to be included in the management slate for election as a director at every stockholders' meeting at which his term as a director would otherwise expire.

                  1.3 During the Term, the Executive will devote substantially all of his working time and efforts to the performance of services, duties and responsibilities in accordance with this Agreement. The Executive will have such duties, functions, responsibilities and authority as are (i) consistent with the positions set forth in Section 1.2, (ii) assigned to his positions by the bylaws of the Company or (iii) reasonably assigned to him by the Board. The Executive will report directly to the Board.

                  1.4 Notwithstanding the foregoing, the Executive may (i) subject to the approval of the Board, serve as the director of a noncompeting company, and (ii) serve as an


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officer, director, trustee or otherwise participate in solely educational, welfare, charitable, social, religious and civic organizations.

                  1.5 In connection with his employment during the Term, unless otherwise agreed by the Executive and the Board, the Executive will be based at the Company's principal executive offices in Dallas, Texas. The Executive will undertake normal business travel on behalf of the Company, the reasonable expenses of which will be paid by the Company pursuant to Section 5.

         2. Term of Employment. The Executive's term of employment under this Agreement (the "Term") will commence on December 21, 1999 (the "Start Date") and, subject to the provisions of this Agreement, will terminate on the earlier of (i) December 31, 2002 or (ii) termination of the Executive's employment pursuant to Section 7 of this Agreement (the "Termination Date").

         3. Compensation.

                  3.1 Salary. During the Term, the Company will pay the Executive an annual base salary ("Base Salary") of not less than $450,000. Base Salary will be payable at the times and in the manner consistent with the Company's general policies regarding compensation of executive employees. Base Salary may be increased (but not decreased) in the discretion of the Board.

                  3.2 Annual Incentive Compensation. The Executive will be eligible to participate in the current and any future management incentive program of the Company on terms commensurate with the Executive's position and level of responsibility; provided, however, that the Executive's annual incentive opportunity will be not less than 100% of Base Salary. Nothing in this
Section 3.2 will guarantee to the Executive any specific amount of incentive compensation, or prevent the Board from establishing an additional enhanced annual incentive compensation program with performance goals and compensation targets applicable only to the Executive.

                  3.3 Other Compensation. Nothing in this Section 3 will preclude the Board from authorizing such additional compensation to the Executive, in cash or in property, as the Board may determine in its sole discretion to be appropriate.

                  3.4 Annual Performance Review. The Executive will receive an annual performance review by the Board within a reasonable time following the close of the Company's fiscal year.

         4. Employee Benefits.


                  4.1 Employee Benefit Programs, Plans and Practices. (i) During the Term, subject to Section 3 and this Section 4, the Company will provide the Executive and his eligible dependents, subject to the terms and conditions of the applicable plans, with the opportunity to participate in all Company-sponsored employee benefit plans, including all employee retirement income and welfare benefit policies, plans, programs or arrangements in which senior executives of the Company participate, in a manner commensurate with his position and level of responsibility in the Company.



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                           (ii) The Company will arrange for supplemental term
life insurance covering the Executive in the amount of $900,000.

                           (iii) The Company will arrange for a supplemental
disability policy such that, in the aggregate, the long-term disability benefits provided to the Executive will be 60% of Base Salary.

                           (iv) The Company will pay, or reimburse the Executive
for, the reasonable cost of a physical examination each calendar year during the Term.

                           (v) The Executive acknowledges that the Company's
obligations to provide the benefits contemplated pursuant to Sections 4.1(ii) and 4.1(iii) are conditioned on the Executive taking and passing any required physical and other related examinations.

                  4.2 Vacation and Fringe Benefits. Executive will be entitled to three weeks' vacation per year, effective on the Start Date. In addition, the Executive will be entitled to the perquisites and other fringe benefits made available to senior executives of the Company, commensurate with his position and level of responsibility with the Company.

                  4.3 Temporary Living Allowance. The Executive will be entitled to reimbursement of reasonable temporary living expenses through March 31, 2000.


         5. Expenses. The Company will promptly reimburse the Executive for all travel and other business expenses that the Executive incurs in the course of the performance of his duties to the Company under this Agreement in a manner commensurate with the Executive's position and level of responsibility with the Company and in accordance with the Company's policies relating to the reimbursement of such expenses.

         6. Stock Option.

                  6.1 The Company will grant to Executive, effective as of December 21, 1999, an option (the "Option") to purchase 500,000 shares of the Company's common stock. The Option will have a 10-year term and an exercise price equal to the closing sales price of the Company's common stock as reported on the New York Stock Exchange on December 21, 1999. The Option will become exercisable with respect to one-third of the shares underlying the Option on each of the first three anniversary dates of the Start Date.

                  6.2 The definitive terms of the grant of the Option will be as set forth in an agreement previously provided to the Executive.

         7. Termination of Employment. Notwithstanding the Term specified in
Section 2, the termination of the Executive's employment hereunder will be governed by the following provisions:

                  7.1 Death. The Executive's employment will terminate upon his death during the Term. In the event of the Executive's death during the Term, the Company will pay to the



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Executive's beneficiaries or estate, as appropriate, as soon as practicable after the Executive's death, (i) the unpaid Base Salary to which the Executive is entitled through the date of his death, and (ii) for any accrued and unused vacation days. This Section 7.1 will not limit the entitlement of the Executive's estate or beneficiaries to any death or other benefits then available to the Executive under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by the Company for the Executive's benefit or otherwise.

                  7.2 Permanent Disability. If the Executive becomes totally and permanently disabled (as defined in the Company's long-term disability benefit plan available to senior executive officers as in effect at the time Executive's disability is incurred) ("Permanent Disability") during the Term, the Company or the Executive may terminate the Executive's employment on written notice thereof and the Company will pay to the Executive as soon as practicable: (i) the unpaid Base Salary to which the Executive is entitled through his Termination Date,
(ii) for any accrued and unused vacation days, and (iii) such payments under applicable plans or programs, including but not limited to those referred to in
Section 4.1, to which the Executive is entitled pursuant to the terms of such plans or programs.

                  7.3 Voluntary Termination by Executive; Discharge for Cause.
(i) During the Term, the Company may terminate the Executive's employment hereunder for Cause (as defined below). In the event that during the Term the Executive's employment is terminated by the Company for Cause or by the Executive other than for Good Reason (as defined below) or other than as a result of the Executive's Permanent Disability or death, the Company will pay as soon as practicable to the Executive (or his representative) (a) the unpaid Base Salary to which the Executive is entitled through his Termination Date, and (b) for any accrued and unused vacation days. Executive will not be entitled, among other things, to the payment of any bonus or other incentive compensation in respect of all or any portion of the fiscal year in which such termination occurs.

                           (ii) For purposes of this Agreement, "Cause" shall
mean (a) the willful breach or habitual neglect of assigned duties related to the Company, including compliance with Company policies, and such breach or neglect is materially detrimental to the Company; (b) conviction (including any plea of nolo contendere) of the Executive of any felony or crime involving dishonesty or moral turpitude; (c) any act of personal dishonesty knowingly taken by the Executive in connection with his responsibilities as an employee and intended to result in personal enrichment of the Executive or any other person; (d) bad faith conduct that is materially detrimental to the Company; (e) inability of the Executive to perform the Employee's duties due to alcohol or illegal drug use; (f) the Executive's failure to comply with any material legal written directive of the Board; (g) any act or omission of the Executive which is of substantial detriment to the Company because of the Executive's intentional failure to comply with any statute, rule or regulation, except any act or omission believed by the Executive in good faith to have been in or not opposed to the best interest of the Company (without intent of the Executive to gain, directly or indirectly, a profit to which the Executive was not legally entitled) and except that Cause shall not mean bad judgment or negligence other than habitual neglect of duty; or (h) a material breach by the Executive of the covenants set forth in Sections 10.1, 10.2 or 10.3.

                           (iii) The Company may not terminate the Executive's
employment for Cause under this Section 7.3 unless and until the Company provides the Executive with written



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notice from the Company accompanied by a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (excluding the Executive) finding Cause and terminating Executive's employment for Cause. A notice of termination for Cause given under this Section 7.3 must set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

                  7.4 Involuntary Termination. During the Term, the Executive's employment hereunder may be terminated by the Company for any reason other than Cause by delivery to the Executive of a written notice of termination and a copy of a resolution duly adopted by the affirmative vote of a majority of the full number of directors constituting the Board at a meeting of the Board called and held for the purpose of terminating Executive's employment. The Executive will be treated for purposes of this Agreement as having been involuntarily terminated other than for Cause if during the Term the Executive terminates his employment with the Company prior to termination for Cause for any of the following reasons (each, a "Good Reason"): without the Executive's written consent, (a) the Company has breached any material provision of this Agreement and within 30 days after notice thereof from the Executive, the Company fails to cure such breach; (b) a successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company fails to assume liability under the Agreement; (c) the failure to elect or reelect or otherwise to maintain the Executive as President, Chief Executive Officer and as a director of the Company (or any successor entity by operation of law or otherwise); or (d) if the employment of the Executive is terminated by reason of the failure of the Company to renew or extend this Agreement at the end of the Term.

                  7.5 Termination Payments and Benefits.


                           (i) Form and Amount. Upon the Executive's involuntary
termination other than for Cause pursuant to Section 7.4, the Company will pay to the Executive (a) the unpaid Base Salary to which the Executive is entitled through his Termination Date, (b) for any accrued and unused vacation days, (c) a severance payment in an amount equal to the greater of (1) the Base Salary for the remaining of the then-current Term, or (2) two times the Base Salary. Notwithstanding anything contained in this Agreement to the contrary, the severance payment provided in Section 7.5(i)(c) shall be in lieu of any other severance benefit provided under any other policy or program maintained by the Company, provided, further, that if at the time at which the Executive's employment with the Company is terminated, he is eligible to receive the severance benefits intended to be provided under the Severance Agreement (as hereinafter defined), the Executive shall receive the benefits under the Severance Agreement in lieu of the benefits provided under this Section 7.5(i) unless the Executive elects, by giving written notice to the Company within five business days of his Termination Date, to receive the benefits under this
Section 7.5(i) in lieu of the benefits provided under the Severance Agreement.

                           (ii) Time and Manner of Payment. The amounts due to
Executive pursuant to Section 7.5(i)(a) and Section 7.1(i)(b) will be paid by the Company within ten days after the Executive's Termination Date. The amounts due to the Executive pursuant to Section 7.5(i)(c) will be paid by the Company in equal monthly installments over a period of 24 months, or if longer, the remainder of the Term.



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                  7.6 Release and Resignation. Immediately upon Executive's
termination of employment with the Company for any reason, Executive will resign as a member of the Board and of the board of directors of each subsidiary of the Company and from all other positions with the Company and its subsidiaries. The Company's obligations to Executive under this Section 7 (other than Section 7.1) will be conditioned on Executive furnishing such resignations and on the Executive executing a release in a form satisfactory to the Company.

         8. Mitigation and Offset. The Executive is under no obligation to mitigate damages or the amount of any payment or benefit provided for hereunder by seeking other employment or otherwise and no amounts earned by the Executive, whether from self-employment, as common-law employee or otherwise, will reduce the amount of any payment or benefit under any provision of this Agreement.

         9. Change-in-Control Provisions.

                  9.1 The Executive will be offered the Company's form of change-in-control severance agreement (the "Severance Agreement"), to be effective as of the Start Date and continue throughout the Term.

                  9.2 The agreement evidencing the grant of the Options will provide that upon the occurrence of a "Change in Control" (as defined in the Severance Agreement), the Option will become fully vested and exercisable.

         10. Covenants.

                  10.1 Confidentiality. During the Term, the Company agrees that it will disclose to Executive its confidential or proprietary information (as defined in this Section 10.1) to the extent necessary for Executive to carry out his obligations under this Agreement. The Executive hereby covenants and agrees that he will not, without the prior written consent of the Board, during the Term or thereafter intentionally and wrongfully disclose to any person not employed by, representing, or engaged by, the Company or any of its subsidiaries, or to any director of the Company or any of its subsidiaries, or intentionally and wrongfully use in connection with engaging in competition with the Company, any confidential or proprietary information of the Company. For purposes of this Agreement, the term "confidential or proprietary information" means all material information of a confidential and proprietary nature and in any form that is owned by the Company and that is not publicly available (other than by Executive's breach of this Section 10.1) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information may include, without limitation, the Company's financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature. The foregoing obligations imposed by this Section 10.1 will not apply
(i) during the Term, in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information is or will have become, through no fault of the Executive, known to the public or (iii) if the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).



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                  10.2 Covenant Against Competition. During the Term and for a
period of two years following the Termination Date, the Executive shall not, without the prior written consent of the Board, directly or indirectly engage or become a partner, director, officer, principal, employee, consultant, investor, creditor or stockholder in any business, proprietorship, association, firm or corporation not owned or controlled by the Company or its subsidiaries which is engaged or proposes to engage or hereafter engages in a business competitive directly with the business conducted by the Company or any of its subsidiaries in any geographic area where such business of the Company or any of its subsidiaries or affiliates is conducted; provided, however, that the Executive is not prohibited from owning one percent or less of the outstanding capital stock of any corporation whose stock is listed on a national securities exchange.

                  10.3 Nonsolicitation. The Executive hereby covenants and agrees that during the Term and for two years thereafter he will not, without the prior written consent of the Board, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or attempt to solicit any employee of the Company or its subsidiaries to give up employment with the Company or its subsidiaries.

                  10.4 Enforcement. The Executive and the Company agree that the covenants contained in Sections 10.1, 10.2 and 10.3 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to excise or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his obligations under Sections 10.1, 10.2 and 10.3 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of his violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

                  10.5 Post-termination Assistance. The Executive agrees that after his employment with the Company has terminated he will provide, upon reasonable notice, such information and assistance to the Company as may reasonably be requested by the Company in connection with any litigation in which it or any of its affiliates is or may become a party; provided, however, that the Company agrees to reimburse the Executive for any related out-of-pocket expenses, including travel expenses.

         11. Survival. The expiration or termination of the Term will not impair the rights or obligations of any party hereto that accrue hereunder prior to such expiration or termination, except to the extent specifically stated herein. In addition to the foregoing, the Parties' rights and obligations under Sections 7, 10.1, 10.2, 10.3, 10.4, 10.5 and 12.1 will survive the expiration or termination of this Agreement or termination of Executive's employment.



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         12. Miscellaneous Provisions.

                  12.1 Dispute Resolution. Any dispute between the parties under this Agreement will be resolved (except as provided below) through arbitration (located in the county in which the Company's principal executive offices are based) by an arbitrator selected under the rules of the American Arbitration Association ("AAA") and the arbitration will be conducted in that location under the rules of the AAA. Each party will be entitled to present evidence and argument to the arbitrator. The arbitrator will have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions. The arbitrator will permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator will be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator will give written notice to the parties stating his or their determination, and will furnish to each party a signed copy of such determination. The expenses of arbitration will be borne equally by the Executive and the Company or as the arbitrator otherwise equitably determines. Notwithstanding the foregoing, the Company will not be required to seek or participate in arbitration regarding any breach of the Executive's covenants contained in Sections 10.1 10.2 or 10.3, but may pursue its remedies for such breach in a court of competent jurisdiction in the county in which the Company's principal executive offices are located. Any arbitration or action pursuant to this Section 12.1 will be governed by and construed in accordance with the substantive laws of the State of Texas, without giving effect to the principles of conflict of laws of such State.

                  12.2 Binding on Successors; Assignment. This Agreement will be binding upon and inure to the benefit of the Company, the Executive and each of their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable; provided, however, that neither this Agreement nor any rights or obligations hereunder will be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

                  12.3 Governing Law. This Agreement will be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Texas, without regard to the principles of conflict of laws of such State.

                  12.4 Severability. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.



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                  12.5 Notices. For all purposes of this Agreement, all
communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

                  12.6 Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement.

                  12.7 Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the Executive's employment by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement will constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.

                  12.8 Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by the Company and signed by the Executive and the Company. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, will never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. The Executive or the Company may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform only through an executed writing; provided, however, that such waiver will not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

                  12.9 Headings and Section References. The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. All section references are to sections of this Agreement, unless otherwise noted.

                  12.10 Withholding. The Company will be entitled to withhold from payment any amount of withholding required by law.

                  12.11 Legal Fees and Expenses. The Company will reimburse the Executive for all legal fees and expenses incurred by the Executive in connection with the review and negotiation, prior to the execution thereof, of this Agreement and the other agreements expressly contemplated by this Agreement, but not in excess, in the aggregate, of $5,000.



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                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                  AVIALL, INC.



                                  By: /s/ JEFFREY J. MURPHY
                                     -----------------------------------------
                                       Jeffrey J. Murphy, Senior Vice President
                                       and General Counsel


                                   /s/ PAUL E. FULCHINO
                                  --------------------------------------------
                                  Paul E. Fulchino



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